Exhibit 5.14

CONSENT OF SGS Geological Services Inc.

August 15, 2025

VIA EDGAR

United States Securities and Exchange Commission

Re:	Nouveau Monde Graphite Inc. (the “Company”)
Registration Statement on Form F-10 of the Company filed on August 15, 2025 (the “Form F-10”)

SGS Geological Services Inc. hereby consents to (i) the written disclosure regarding:

•	Technical Report titled “NI 43-101 Updated Technical Feasibility Study Report for the Matawinie Mine and the Bécancour Battery Material Plant Integrated Graphite Projects” dated March 25, 2025, and issued to the public as of March 31, 2025;

•	the Mineral Resources for the Current Pit-Constrained Mineral Resource for the West Zone in the Company’s Management’s Discussion and Analysis for the year ended December 31, 2024 and the Material Change Report dated April 3, 2025 and the Pit-constrained Mineral Resources Estimate for the West Zone in the Company’s Annual Information Form for the year ended December 31, 2024; and

•	the scientific and technical information within the Material Change Report dated April 3, 2025;

and (ii) to references to the undersigned’s name in connection with the preparation and review of the aforementioned scientific or technical information contained in or incorporated by reference into the short form base shelf prospectus included in or incorporated by reference in this Form F-10 being filed by the Company with the United States Securities and Exchange Commission, and any amendments thereto.

SGS Geological Services Inc.

/s/ Yann Camus
Name: Yann Camus
Title: P.Eng